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                   AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

         AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT ("Amendment"), dated May __, 1998, by and between SFX Broadcasting, Inc., a Delaware corporation ("SFX"), SFX Entertainment, Inc., a Delaware corporation ("Entertainment"), and SBI Holding Corporation, a Delaware corporation ("Parent").

         WHEREAS, SFX, Entertainment and Parent have entered into a Distribution Agreement dated as of April 20, 1998 (the "Distribution Agreement");

         WHEREAS, SFX and Entertainment desire to amend the calculation of "Working Capital" in the Distribution Agreement, and Parent desires to consent to such amendment, as contemplated by Section 12.4 of the Distribution Agreement; and

         WHEREAS, capitalized terms used and not defined in this Amendment have the respective meanings ascribed them in the Distribution Agreement;

         NOW, THEREFORE, SFX and Entertainment hereby agree as follows, and Parent consents to such agreement:

         1. The second paragraph of Section 2.2(d) of the Distribution Agreement is hereby amended by inserting at the end of such paragraph the following:

         , and (xiv) be increased by any amounts paid by SFX prior to the Effective Time for insurance required to be maintained by Parent pursuant to Section 5.04(c) of the Merger Agreement, such amounts not to exceed $280,000.

         2. The last sentence of Section 2.2(d) of the Distribution Agreement is hereby amended to read as follows:

         The term "Average Trading Price" shall mean the highest of the following amounts: (i) the difference between (A) the average of the last sales price of the Series E Preferred Stock during the 15 consecutive business days ending on the Closing Date, less (B) an amount equal to $250,000 divided by 142,032, or (ii) the average of the last sales price of the Series E Preferred Stock during the 15 consecutive business days immediately preceding February 9, 1998.

                            [Signature page follows]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first above written.

         SFX BROADCASTING, INC.                SBI HOLDING CORPORATION,
                                                 consenting to this Amendment

         By: /s/ Howard J. Tytel               By: /s/ William S. Banowsky, Jr.
            -----------------------------         -----------------------------
               Howard J. Tytel                 Name: William S. Banowsky, Jr.
               Executive Vice President        Title:

         SFX ENTERTAINMENT, INC.


         By: /s/ Howard J. Tytel
            -----------------------------
              Howard J. Tytel
              Executive Vice President